NEWS RELEASE
CONTACT
FOR IMMEDIATE RELEASE
Chris Simpson

800-854-8357

investors@mackenziecapital.com

MacKenzie Realty Capital, Inc. Postpones 2024 Special Meeting of Stockholders, Announces 4th Quarter Dividend

Orinda, Calif., (December 17, 2024) – On December 17, 2024, MacKenzie Realty Capital, Inc. (Nasdaq: MKZR) (“MacKenzie” or the “Company”), announced it has postponed its 2024 special meeting of stockholders (“Special Meeting”) from December 18, 2024, to January 6, 2025, to allow additional time for stockholder voting and the solicitation of proxies.
The Special Meeting will be held on January 6, 2025, at 11 am Pacific Time at the offices of MacKenzie located at 89 Davis Rd., Suite 100, Orinda, California 94563. There have been no changes to the proposals to be voted on at the Special Meeting.
The Company has postponed the Special Meeting to provide an opportunity for more stockholders to vote their shares in order to reach a quorum for the meeting; MacKenzie needs at least 50% of all shareholders to vote their shares.
The record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting will remain November 6, 2024. Proxies previously submitted will be voted at the postponed Special Meeting unless properly revoked, and stockholders who have already submitted a proxy or otherwise voted do not need to take any action at this time. For more information, please contact MacKenzie at (800) 854-8357.
MacKenzie is also announcing that the Board of Directors determined a new quarter dividend rate after analyzing MacKenzie’s 2024 performance and the requirement that it pay 90% of its income to shareholders to maintain its REIT status.  Therefore, on December 12, 2024, MacKenzie’s Board declared a quarterly common dividend for the period ended December 31, 2024 in the amount of $0.05 per common share, to be paid on or about January 25, 2025 to holders of record as of December 31, 2024.

89 Davis Road, Suite 100 • Orinda, California 94563 • Toll-Free (800) 854-8357 • Local (925) 631-9100 • www.mackenzierealty.com